Exhibit 23.4
CONSENT OF AJM PETROLEUM CONSULTANTS
We consent to incorporation by reference in the Registration Statement on Form S-8 of Devon Energy Corporation, the reference to our appraisal report relating to Canadian reserves for Devon Energy Corporation as of December 31, 2004, which appears in the December 31, 2004 Annual Report on Form 10-K of Devon Energy Corporation.

AJM PETROLEUM CONSULTANTS

By:	/s/ Barry R. Ashton

Barry R. Ashton, P.Eng.
Chief Operating Officer
August 15, 2005